Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF Industries Holdings, Inc. Announces Planned Board of Directors Leadership Transition

DEERFIELD, Ill—October 13, 2021—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced a planned transition of leadership roles for its board of directors.

Highlights:
•Stephen A. Furbacher, current chair of the CF Industries board, will retire at the Annual Meeting of Stockholders in May 2022
•The board has elected Stephen J. Hagge, current independent director of CF Industries, as incoming chair, effective January 1, 2022
•The board has elected John W. Eaves, current independent director of CF Industries, as incoming chair of the compensation and management development committee, effective January 1, 2022

“I am honored by the trust placed in me by my fellow directors to serve as chair of CF Industries’ board of directors,” said Stephen J. Hagge. “On behalf of the board, I want to thank Steve Furbacher for his nearly 15 years of service to CF Industries. His leadership has been an integral part of making CF Industries and its board of directors what they are today. We look forward to building on the progress we have made under his guidance as we work together to create long-term value for stakeholders.”

“Serving on CF Industries’ board of directors has been a tremendous privilege for the past 15 years,” said Stephen A. Furbacher, current chair. “I am most proud of the work we have done to broaden the board’s skills, experiences and diversity in recent years. This purposeful effort has strengthened the board’s ability to be an effective advocate for stakeholders and a valued resource for management in the years ahead.”

Board of Directors Leadership Transition

Stephen A. Furbacher has informed the board that he will retire and not stand for re-election to the board at CF Industries’ Annual Meeting of Stockholders in May 2022, under the general policy of the Company that no director having attained the age of 74 years shall be nominated for re-election or reappointment to the board. Mr. Furbacher will continue to serve on the board until his current term of office expires at the Annual Meeting. He has been an independent director since 2007 and served as chairman since 2014.

Accordingly, the board of directors of CF Industries has elected Stephen J. Hagge, former president and chief executive officer of Aptar Group, Inc. and current independent director of the Company, as the incoming chair, effective January 1, 2022.

In this role, Mr. Hagge will coordinate the activities of the independent directors, coordinate the agenda for and moderate sessions of the independent directors, and facilitate communications between the other members of the board. He has been an independent director since 2010, most recently serving as chair of the compensation and management development committee and as a member of the audit committee.

CF Industries’ board of directors has elected John W. Eaves, executive chairman of Arch Resources, Inc. and current independent director of the Company, as the incoming chair of the compensation and management development committee, replacing Mr. Hagge in that role effective January 1, 2022. Mr. Eaves has been an independent director of the Company since 2017.

Board of Directors Overview

Following the retirement of Mr. Furbacher in May 2022, CF Industries’ board of directors is expected to have 11 members, consisting of ten independent directors and Tony Will, president and chief executive officer, CF Industries Holdings, Inc., who together represent a broad range of experience and skills. At that time, over half of the members of the board of directors will have joined since 2017 and the composition of the board will be 55% diverse (gender or racial/ethnic background).

The board of directors, through its corporate governance and nominating committee, regularly reviews the overall composition of the board and its committees to assess whether each reflects the appropriate mix of experience, qualifications, attributes, and skills that are relevant to CF Industries' current and future global strategy, business, and governance.

For biographical information about CF Industries’ board of directors, please visit the investor section of www.cfindustries.com.

About CF Industries Holdings, Inc.
At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

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